Exhibit 99.1

FOR IMMEDIATE RELEASE

WireCo Provides Preliminary Fiscal 2016 Second Quarter Results

PRAIRIE VILLAGE, Kansas - July 11, 2016 - WireCo WorldGroup Inc. (“WireCo” or the “Company”), a leading global manufacturer of steel and synthetic rope, specialty wire and engineered products, today announced preliminary results for the second quarter of 2016. Additionally, in connection with the previously announced equity investment by an affiliate of Onex Corporation (“Onex”) for a majority interest in WireCo WorldGroup, Inc. (the “Company”), the Company will refinance its entire capital structure.  In that regard, the Company will seek to obtain (1) a $100.0 million senior secured asset based revolving credit facility from certain banks and financial institutions, (2) a $410.0 million senior secured first lien term loan facility from a syndicate of banks and other financial institutions and (3) a $185.0 million senior secured second lien term loan facility from an affiliate of Onex (taken together, the "Credit Facilities").  The proceeds of such Credit Facilities, together with an equity investment from an affiliate of Onex of approximately $260.0 million and cash on hand at the Company, will be used to refinance the Company’s existing credit facilities and notes and pay fees and expenses in connection with the transactions.
The following sets forth certain estimated financial and operating results of WireCo for the second quarter of 2016.

•	Net sales are estimated to be between $155.5 million and $157.5 million for the three months ended June 30, 2016 and between $304.5 million and $306.5 million for the six months ended June 30, 2016.

•	Net loss is estimated to be between $(23.3) million and $(32.5) million for the three months ended June 30, 2016 and between $(43.8) million and $(53.0) million for the six months ended June 30, 2016.

•
Adjusted EBITDA (as defined by the Company's existing Senior Notes Due 2017) is estimated to be between $25.2 million and $26.2 million for the three months ended June 30, 2016 and between $48.7 million and $49.7 million for the six months ended June 30, 2016.

•
Credit Agreement EBITDA (as defined by the Company's existing Credit Agreement Due 2017) is estimated to be between $27.7 million and $28.7 million for the three months ended June 30, 2016 and between $55.4 million and $56.4 million for the six months ended June 30, 2016.

•	Net Debt is estimated to be between $789.0 million and $792.0 million as of June 30, 2016.
The Company has not yet finalized its financial statement close process for the second quarter of 2016. As a result, these preliminary results remain subject to change. The Company expects to release financial and operating results for the second quarter of 2016 on August 11, 2016. Please refer to the Company's Form 8-K filed today with the SEC for further details.

WireCo WorldGroup
WireCo® WorldGroup's products are recognized throughout the world and used in a wide range of market applications. WireCo® WorldGroup employs approximately 4,000 people and is headquartered in Prairie Village, Kansas, with manufacturing plants, distribution facilities and research and development centers around the world.

Forward-Looking Statement
Some of the statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and projections about future events that could be affected by numerous factors and are, therefore, subject to various risks and uncertainties that may cause actual results, outcomes of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include the risks detailed in the Company’s reports filed with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K for the year ended December 31, 2015 and the Company’s subsequent filings with the SEC. The Company assumes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable law.

Non-GAAP Financial Measures
Adjusted EBITDA
Adjusted EBITDA is a Non-U.S. Generally Accepted Accounting Principles ("GAAP") Financial Measure, defined in the indenture governing the 9.50% Senior Notes, as net income (loss) plus, without duplication: interest expense, income tax expense (benefit), depreciation and amortization, as further adjusted by (i) all fees and costs incurred in connection with any merger, consolidation, acquisition or offering of debt or equity securities, (ii) realized and unrealized gains (losses) resulting from foreign currency transactions, (iii) payments of advisory fees pursuant to the Management Fee Letter with Paine & Partners, LLC, (iv) all amounts deducted in arriving at net income (loss) in respect of severance packages payable in connection with the termination of any officer, director or employee, (v) business optimization expenses and other reorganization or restructuring charges, reserves or expenses (which, for the avoidance of doubt, will include, without limitation, the effect of inventory optimization programs, plant closures, facility consolidations, retention, system establishment costs, contract termination costs, future lease commitments and excess pension charges), (vi) other expenses, such as share-based compensation expense and income (loss) on our investments in joint ventures, and (vii) non-cash items, other than the accrual of revenue in the ordinary course of business.
The Company uses this Non-GAAP Financial Measure internally to evaluate its performance, allocate resources, calculate debt covenant ratios and for incentive compensation purposes. The Company believes that its presentation of this measure provides investors with greater transparency with respect to its results of operations and is useful for peer comparisons. For a reconciliation of Adjusted EBITDA to net income, the most directly comparable measure determined under U.S. GAAP, see "Reconciliation of Q2 2016 Net Loss Guidance to Adjusted EBITDA and Credit Agreement EBITDA Guidance".

Credit Agreement EBITDA
Credit Agreement EBITDA is a Non-GAAP Financial Measure, defined in the Credit Agreement as Consolidated Net Income, adjusted by adding thereto, (a) to the extent deducted in determining Consolidated Net Income, the sum of (i) Consolidated Interest Expense, (ii) provision for Taxes based on income of the Parent and its Subsidiaries, (iii) depreciation and amortization expense, (iv) Closing Date Transaction Expenses incurred in connection with the Closing Date Transactions, (v) Transaction Expenses of the type described in clause (a) of the definition thereof, provided that the amount of Transaction Expenses included pursuant to this clause (v) shall not exceed (a) with respect to Transaction Expenses paid to the Sponsor, 1.0% of the value of the applicable transaction and (b) with respect to Transaction Expenses paid to any other Person, such Transaction Expenses as are normal and customary, (vi) non-cash, stock-based compensation expense, (vii) non-recurring or unusual losses or expenses (including non-recurring or unusual losses on permitted sales or dispositions of assets and casualty events), (viii) all other non-cash charges that represent an accrual to the extent no cash is expected to be paid in the next twelve months (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), (ix) Permitted Management Fees paid during such period, (x) non-cash, restricted stock award charges, (xi) unrealized non- cash losses resulting from foreign currency balance sheet adjustments required by GAAP, (xii) severance packages payable in connection with the termination of the ten highest paid officers, directors or employees of Parent or any of its Subsidiaries in an aggregate amount not to exceed $5,000,000 from the Closing Date until the date of determination and (xiii) non-cash minority interest expense; minus (b) to the extent included in determining Consolidated Net Income, the sum of (i) extraordinary, non-recurring or unusual gains (including extraordinary, non-recurring or unusual income or gains on permitted sales or dispositions of assets and casualty events), (ii) all other non-cash income to the extent no cash is expected to be received in the next twelve months (excluding any such non-cash item to the extent it represents the reversal of and accrual or reserve for potential cash item in any prior period), (iii) unrealized non-cash gains resulting from foreign currency balance sheet adjustments required by GAAP, and (iv) non-cash minority interest income.
The Company uses this Non-GAAP Financial Measure to calculate debt covenant ratios, to the extent it differs from Adjusted EBITDA as described above. The Company believes that its presentation of this measure provides investors with greater transparency with respect to the inputs utilized to determine covenant compliance. For a reconciliation of Credit Agreement EBITDA to net income, the most directly comparable measure determined under U.S. GAAP, see "Reconciliation of Q2 2016 Net Loss Guidance to Adjusted EBITDA and Credit Agreement EBITDA Guidance".

Net Debt
Net Debt is a Non-GAAP Financial Measure defined as consolidated total debt at face value plus capital lease obligations less cash and cash equivalents and restricted cash. The Company believes Net Debt is meaningful to investors because management assesses its leverage position after factoring in available cash and restricted cash that eventually could be used to repay outstanding debt.

WIRECO WORLDGROUP (CAYMAN) INC. AND SUBSIDIARIES
Reconciliation of Q2 2016 Net Loss to Adjusted EBITDA and Credit Agreement EBITDA Guidance
(in millions)

	Q2 2016 Guidance
	Three months ended June 30, 2016		Six months ended June 30, 2016
	Low End of Range	High End of Range	Low End of Range	High End of Range
Net loss (GAAP)	$(23.3)	$(32.5)	$(43.8)	$(53.0)
Plus:
Interest expense, net	15.7	16.7	34.7	35.7
Income tax expense	2.8	6.8	7.2	11.2
Depreciation and amortization	10.5	11.1	21.3	21.9
Foreign currency exchange losses, net	12.9	14.9	16.4	18.4
Share-based compensation	1.6	1.6	3.3	3.3
Other expense, net	1.6	2.2	1.5	2.1
Advisory fees	0.7	0.7	1.5	1.5
Reorganization and restructuring charges	2.2	3.2	6.0	7.0
Other adjustments	0.5	1.5	0.6	1.6
Adjusted EBITDA (Non-GAAP) (as defined by the Company's existing Senior Notes Due 2017)	$25.2	$26.2	$48.7	$49.7
Plus:
Non-recurring operational items and other adjustments (1)	2.5	2.5	6.7	6.7
Credit Agreement EBITDA (Non-GAAP) (as defined by the Company's existing Credit Agreement Due 2017)	$27.7	$28.7	$55.4	$56.4

(1) Non-recurring operational items and other includes pro forma selling and administrative expense savings, pro forma manufacturing facility consolidation, pro forma manufacturing facility labor savings and other.